Exhibit 99.1

PHI Group Signs Definitive Agreement to Acquire Indonesian Coal Asset

LOS ANGELES, CA and HANOI, VIETNAM-- (Marketwire - Jan 3, 2013) - PHI Group, Inc., (OTCQB: PHIL), a company focused on energy and natural resources, announced today that it has signed a definitive agreement to acquire 70% of equity ownership in PT. Tambang Sekarsa Adadaya ("TSA"), an Indonesian company, in exchange for cash and stock.

According to the agreement, PHI Group will pay a total of $5,250,000 in PHI Group common stock and $5,250,000 in cash to TSA, which owns a 9,690-hectare coal concession purportedly with 71,038,925 MT measured coal resources and 205,334,343 MT indicated coal resources in West Sulawesi, Indonesia, for the aforementioned 70% equity stake. Subject to additional technical, legal and financial verifications to be performed by independent professionals, both parties expect to close the contemplated transaction in the latter part of March 2013.

Specifications from laboratory analysis of coal samples at this concession are as follows: Gross Calorific Value: 6,278 Kcal/Kg (ADB); Total Moisture: 6.0% (ARB); Inherent moisture: 3.4% (ADB); Ash: 17.1% (ADB); Total sulfur: 0.87% (ADB); Volatile matter: 34.1% (ADB); Fixed carbon: 45.4% (ADB). For reference purposes, FOB/MV price of this coal grade is approximately $US75 per MT. The company intends to set the production level at 3 million MT per year by the second year of full operation.

This transaction is part of PHI Group's plan to accumulate a sizable portfolio of coal assets to respond to the increasing demand for coal in the Asia-Pacific region. Annual world coal demand is expected to grow from 7.6 billion MT in 2011 to 8.9 billion MT in 2016 and more than 85% of global demand growth will come from China and India. New coal-fueled generation of 395 GW is expected by 2016. In 2011, total global coal exports amounted to 1,040 million MT, of which Indonesia accounted for 319 million MT and Australia 281 million MT. Other countries in Asia Pacific all need to import coal to generate electricity. For example, by 2017, Vietnam will need to import 24 million MT and Malaysia 29.7 million MT per year. As Japan shuts down 50 nuclear power plants by 2040, it will need to rely more on natural gas, coal and renewables to fill that gap.

Henry Fahman, Chairman of PHI Group, said, "We are currently working with professional teams to conduct the independent due diligence requirements for the closing of this transaction and will update our shareholders and investors on the progress."

About PHI Group Inc.

Focused on energy and natural resources, PHI Group accumulates coal assets in Indonesia, cooperates with international partners to develop power plants, and provides advanced renewable energy technologies in conjunction with select industry groups. Website: www.phigroupinc.com/.

Safe Harbor: This news release contains forward-looking statements pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995.

Contact:

Henry Fahman
+1-702-475-5430

Email: info@phigroupinc.com